Exhibit 99.1

Orbital Infrastructure Group Provides Update on Full Year 2022 Outlook

●	Challenges in Renewable Segment continue and lead to revised full year 2022 revenues of $350 million to $375 million, down from $405 million to $450 million

●	Lowered full year 2022 adjusted EBITDA range to $4 million to $6 million, down from $38 million to $43 million

●	Lower adjusted EBITDA outlook driven primarily by adverse impact of Black Bear solar project and attributable to operational and labor challenges and extreme weather

●	Black Bear solar project expected to be substantially completed by year end

●

Solar market remains robust and strategic shift to Specialized Contractor versus EPC Service Provider for our utility scale solar business well underway, with expectation of reducing risk and improving margin profile

●

Electric Power segment experienced lower than expected adjusted EBITDA margins in the third quarter associated with deferral of maintenance work due to extreme temperatures, resulting in peak electricity demand and related grid strain in markets we serve; margins expected to return to historical levels in the fourth quarter of 2022

●	The Company is continuing to evaluate proposals to restructure the balance sheet from multiple sources and expects to reach agreement in the next few weeks

HOUSTON, (November 2, 2022) — Orbital Infrastructure Group, Inc. (“OIG”) [NASDAQ: OIG] today announced its updated financial guidance for full year 2022.

The Company is lowering its full year 2022 consolidated revenue guidance to a range of $350 million to $375 million from its previous range of $405 million to $450 million and is lowering its full year 2022 adjusted EBITDA to a range of $4 million to $6 million from its previous range of $38 million to $43 million.

OIG’s Vice-Chairman and CEO, Jim O’Neil, commented, “The Black Bear utility scale solar project located outside of Montgomery, Alabama continues to provide challenges as we strive to substantially complete this project by the end of this year. Adverse weather, as well as operational and labor challenges contributed to the underperformance in the quarter. While we are disappointed with the impact this project will have on our full year 2022 adjusted EBITDA, we remain on course for a record revenue year in 2022. We expect future utility scale solar projects will benefit from our market strategy shift to a Specialty Contractor performing primarily subcontracting services. Both our Electric and Telecom segments continue to have strong performance and we remain confident in the long-term strength of our business strategy and the markets we serve.”

The company will provide additional business updates when it releases its Q3 2022 results expected on or before November 14, 2022.

Reconciliation of non-GAAP Measure (unaudited)
This press release contains a financial measure, Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), that is considered a “non-GAAP” financial measure under applicable Securities and Exchange Commission rules and regulations. These non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with generally accepted accounting principles. The Company’s definition of these non-GAAP measures may differ from similarly titled measures used by others. Adjusted EBITDA reflects net income excluding the impact of depreciation, amortization, interest expense and income taxes, excluding specified items that can be highly variable and the non-cash impact of certain accounting adjustments. The Company views this non-GAAP financial measure as a means to facilitate management’s financial and operational decision-making, including evaluation of the Company’s historical operating results and comparison to competitors’ operating results. This non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to the corresponding GAAP financial measure may provide a more complete understanding of factors and trends affecting the Company’s business.

The determination of the amounts that are excluded from this non-GAAP financial measure are a matter of management judgment and depend upon, among other factors, the nature of the underlying expense or income amounts. Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company’s reported results of operations, management strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety.

About Orbital

Orbital Infrastructure Group, Inc. [NASDAQ: OIG] is a diversified infrastructure services platform, providing engineering, design, construction, and maintenance services to customers in three operating segments; electric power, telecommunications, and renewables.

Beginning in April 2021, Orbital Infrastructure Group transformed its infrastructure strategy with the acquisitions of GTS and Front Line Power Construction, the company's telecommunications, and electric power segment platforms, as well as three synergistic "tuck in" acquisitions (IMMCO, Inc, Full Moon Telecom, and Coax Fiber Solutions) and the divestiture of its legacy Orbital Gas Systems business. The Company is now positioned to profitably grow its infrastructure services platform for years to come, organically and through synergistic acquisitions to capitalize on strong multi-year end market drivers in the industries we serve.

Orbital Infrastructure Group is dedicated to maximizing shareholder value, by striving to exceed our customers' expectations, building a diverse workforce, and making a positive difference in the lives of our employees and the communities in which we operate, and contributing to reducing the carbon footprint through the services we provide.

For more information please visit: https://orbitalinfrastructuregroup.com/

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of

1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s forecasted full year 2022 revenue and adjusted EBITDA. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events and involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, or achievements to be materially different from any results, performance or achievements expressed or implied by the forward-looking statements. Such factors include the risk factors set forth in the Company’s filings with the SEC, including, without limitation, its Annual Report on Form 10-K for the years ended December 31, 2021, and its periodic reports on Form 10-Q. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. Orbital undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations:
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Kevin McGrath

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kevin@tradigitalir.com